EXHIBIT 99.2

Reconciliations Regarding Non-GAAP Financial Measures

The information in this schedule is being furnished in accordance with Regulation FD and not “filed” with the Securities and Exchange Commission. Accordingly, such information is not incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, and will not be so incorporated by reference into any future registration statement unless specifically identified as being incorporated by reference.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”) relating to the use of such financial measures in filings with the SEC, other disclosures of financial information and press releases, the Company provides the following qualitative and quantitative reconciliations regarding the non-GAAP financial measures to which management may refer.  The sum of quarterly amounts in the accompanying tables may not equal full year amounts due to rounding differences.

The Company defines EBITDA as our income (loss) before income taxes and accounting change plus net interest expense, depreciation, goodwill impairment and amortization expenses.  The Company uses EBITDA both as a liquidity and performance measure when evaluating its business and operations. We believe EBITDA maybe useful to an investor in evaluating our liquidity and/or operating performance because:

•                  it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•                  it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and goodwill amortization/impairment)from our operating results; and

•                  it helps investors to assess compliance with financial ratios and covenants included in our primary bank facility.

EBITDA should not be considered as an alternative to any measure of operating results as promulgated under GAAP (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance or our ability to satisfy current or future obligations and fund or finance future business opportunities. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of the Company’s results and liquidity.

	Fiscal			Fiscal 2004				Fiscal 2005	Last 12 Months
($MM)	2002	2003	2004	Q1	Q2	Q3	Q4	Q1	June 30, 2004
Income (loss) before income taxes and accounting change	$27.8	$(8.7)	$32.7	$5.8	$7.8	$9.0	$10.1	$11.1	$38.0
Depreciation and amortization	41.3	37.4	35.8	8.8	9.0	9.1	8.9	9.4	36.3
Interest expense	15.2	10.2	7.2	2.0	1.8	2.0	1.5	1.4	6.7
Goodwill impairment	—	38.0	—	—	—	—	—	—	—
EBITDA	$84.3	$76.9	$75.7	$16.6	$18.6	$20.1	$20.5	$21.9	$81.0

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures for property, plant and equipment, including capital expenditures which are directly financed.  The Company considers Free Cash Flow to be an important indicator of our operating flexibility and is a representative measure of our ability to satisfy current and future obligations and fund or finance future business opportunities and believes it may be similarly useful to investors.

	Fiscal			Fiscal 2004				Fiscal 2005	Last 12 Months
($MM)	2002	2003	2004	Q1	Q2	Q3	Q4	Q1	June 30, 2004
Net cash provided by operating activities	$69.8	$95.4	$79.3	$20.2	$18.7	$16.1	$24.4	$7.8	$66.9
Capital expenditures	22.1	21.2	19.8	3.0	6.4	4.8	5.7	6.5	23.4
Free cash flow	$47.7	$74.2	$59.5	$17.2	$12.3	$11.3	$18.7	$1.3	$43.5

The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by Sales.  We define Adjusted Operating Income as Operating Income plus goodwill amortization and impairment.  Adjusted Operating Income is an important performance measure used by the Company to analyze and compare post-acquisition financial trends and results of its various operations.  The Company believes this non-GAAP financial measure  may help investors better understand our operating results by removing the impact of goodwill amortization/impairment from a portion of our asset base resulting solely from our acquisition transactions.

	Fiscal			Fiscal 2004				Fiscal 2005	Last 12 Months
($MM)	2002	2003	2004	Q1	Q2	Q3	Q4	Q1	June 30, 2004
Sales	$643.9	$710.3	$708.1	$165.8	$174.6	$184.2	$183.4	$181.5	$723.8
Operating income	42.9	1.4	39.9	7.7	9.6	11.0	11.6	12.5	44.7
Goodwill impairment	—	38.0	—	—	—	—	—	—	—
Goodwill amortization	5.4	—	—	—	—	—	—	—	—
Adjusted operating income	$48.3	$39.4	$39.9	$7.7	$9.6	$11.0	$11.6	$12.5	$44.7
Adjusted operating margin	7.5%	5.6%	5.6%	4.7%	5.5%	6.0%	6.3%	6.9%	6.2%